Exhibit 2.3

EXECUTION COPY

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is dated as of November 30, 2004, and is made by and among ICF Communication Solutions, Inc., a California corporation (“Assignee”), and Southwest Century Communications, Inc., a Texas corporation (“Assignor”), in connection with, and subject to the terms of, the Asset Purchase Agreement, dated as of July 14, 2004 (the “Purchase Agreement”), between and among Assignor and Assignee.  The terms of the Purchase Agreement are incorporated herein by reference, and each capitalized term used and not otherwise defined in this Agreement has the meaning which the Purchase Agreement assigns to that term.

WHEREAS, pursuant to the terms of the Purchase Agreement, Assignor desires to assign, and Assignee desires to assume, as of the date hereof, all of the rights and obligations of Assignor under the distribution agreements and other contracts referenced in Section 1.3 of the Purchase Agreement (the “Contracts”), and Assignee desires to assume, as of the date hereof, the balances due on the operating leases referenced in Section 1.4 of the Purchase Agreement (the “Assumed Liabilities”).

NOW THEREFORE, subject to the terms and conditions of the Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignee and Assignor hereby agree as follows:

1.  Assignor hereby sells, assigns, transfers, conveys and delivers all of the right, title and interest of Assignor in and to the Contracts to Assignee.

2.  Assignee hereby assumes, and agrees, subject to the provisions of the Purchase Agreement, to indemnify and hold Assignor harmless against the Assumed Liabilities.

3.  It is expressly understood that this Agreement is not intended in any manner to supersede, amend, modify, enlarge or limit any of the provisions contained in the Purchase Agreement.  In the event of any conflict between a provision hereof and a provision of the Purchase Agreement, the provision of the Purchase Agreement shall prevail.

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IN WITNESS WHEREOF, the undersigned have caused this Assignment and Assumption Agreement to be duly executed and delivered on this 30th day of November, 2004.

ICF COMMUNICATION SOLUTIONS, INC.

By:

/s/ JANICE B. FUELLHART
Janice B. Fuellhart
Chief Executive Officer

SOUTHWEST CENTURY COMMUNICATIONS, INC.

By:

/s/ NORMAN BONNETTE
Norman Bonnette
Chief Executive Officer